Exhibit 10.8

SERIES D+ PREFERRED SHARE AND WARRANT PURCHASE AGREEMENT

THIS SERIES D+ PREFERRED SHARE AND WARRANT PURCHASE AGREEMENT (this “Agreement”) is made and entered into on October 29, 2022 by and among:

1.	WeRide Inc., a company organized under the Laws of the Cayman Islands (the “Company”);

2.	the individuals listed on Schedule I-2 attached hereto (each, a “Principal” and collectively, the “Principals”);

3.

the entities listed on Schedule I-2 attached hereto (each, a “Principal Holder”, and collectively, the “Principal Holders”, together with the Principals, each, a “Key Holder” and collectively, the “Key Holders”);

4.	the Persons listed on Schedule I-1 attached hereto (together with the Key Holders, each, a “Warrantor” and collectively, the “Warrantors”); and

5.	each Person listed on Schedule II hereto (each, an “Investor” and collectively, the “Investors”).

Each of the parties listed above is referred to herein individually as a “Party” and collectively as the “Parties”. For the avoidance of doubt, an Investor may be added as a “Party” and be bound by the rights and obligations of an “Investor” set forth hereunder (the “Additional Investor(s)”) on or after the date hereof through an Additional Financing by delivering an executed and dated signature page to this Agreement, and Schedule II shall be updated to reflect the same.

RECITALS

A.

The Group Companies are engaged in the business of developing artificial intelligence solutions for autonomous driving (the “Business”). The Company seeks expansion in capital to grow the Business and to secure an investment from the Investors on the terms and subject to the conditions of this Agreement.

B.

Investors wish to invest in the Company by subscribing for certain Series D+ Preferred Shares and warrants to acquire certain Series D+ Preferred Shares to be issued by the Company at the Closing pursuant to the terms and subject to the conditions of this Agreement.

C.

The Company wishes to issue and sell certain Series D+ Preferred Shares and warrants to acquire certain Series D+ Preferred Shares at the Closing pursuant to the terms and subject to the conditions of this Agreement.

D.	The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements on the terms and subject to the conditions of this Agreement.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises set forth hereinafter, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1. Definitions. The following terms shall have the meanings ascribed to them below:

“Accounting Standards” means generally accepted accounting principles in the United States or in the PRC and applied on a consistent basis.

“Action” means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable Law, and whether or not before any mediator, arbitrator or Governmental Authority.

“Additional Financing” means one or more tranches of financing via issuance and allotment of Series D+ Preferred Shares by the Company to any Additional Investor(s) that has joined this Agreement by delivering the executed and dated signature page to this Agreement within ninety (90) days from the date hereof with a total investment amount not exceeding US$300,000,000 (including the Purchase Price and Loan Amount paid by the Investors under this Agreement) and at a per share purchase price equal to the Series D+ Per Share Purchase Price.

“Affiliate” means, with respect to a Person, (i) in the case of an individual, such Person’s spouse and lineal descendants (whether natural or adopted), brother, sister, parent, or any trust formed and maintained solely for the benefit of such Person or such Person’s spouse, lineal descendants, brother, sister and/or parent, or trustee of any such trust, or any entity or company Controlled by any of the aforesaid Persons; (ii) in the case of any Person other than an individual, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of an Investor, the term “Affiliate” also includes (x) any of such Investor’s general partners or limited partners, (y) the fund manager managing such Investor (and general partners and officers thereof) and other funds managed by such fund manager, and (z) trusts controlled by or for the benefit of any such Person referred to in (x) or (y).

“Ancillary Agreements” means, collectively, the Shareholders Agreement, the Right of First Refusal & Co-Sale Agreement, the Series D+ Warrants and the RMB Loan Agreements, each as defined herein.

“Anti-Corruption Laws” means laws, regulations or orders relating to anti-bribery or anti-corruption (governmental or commercial); including, without limitation, laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, commercial entity, or any other Person to obtain an improper business advantage; such as, without limitation, the PRC Criminal Law, the PRC Anti-Unfair Competition Law, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the UK Bribery Act of 2010 and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means laws, regulations, rules or guidelines relating to money laundering, including, without limitation, financial recordkeeping and reporting requirements, such as, without limitation, the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, Directive (EU) 2018/843 of the European Parliament and of the Council of 30 May 2018 amending Directive (EU) 2015/849 (“AML 5”) and all national and international laws enacted to implement AML 5, the Luxembourg Law of 12 November 2004 on the fight against money laundering and terrorist financing, as amended, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, as amended, all money laundering-related laws of Hong Kong and other jurisdictions where the Group Companies and its subsidiaries conduct business or own assets, and any related or similar Law issued, administered or enforced by any Governmental Authority.

“Benefit Plan” means any employment Contract, deferred compensation Contract, bonus plan, incentive plan, profit sharing plan, retirement Contract or other employment compensation Contract or any other plan which provides or provided benefits for any past or present employee, officer, consultant, and/or director of a Person or with respect to which contributions are or have been made on account of any past or present employee, officer, consultant, and/or director of such a Person.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, Hong Kong, the United States, the Cayman Islands or the United Arab Emirates.

“CFC” means a controlled foreign corporation as defined in the Code.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Circular 37” means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment and Financing and Round Trip Investment via Special Purpose Companies (关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知 ) issued by SAFE on July 4, 2014, as amended from time to time.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means (i) with respect to any offering of securities in the United States, the SEC or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body of the jurisdiction with authority to supervise and regulate the offering or sale of securities in that jurisdiction.

“Company Owned IP” means all Intellectual Property owned or possessed by, purported to be owned or possessed by, or exclusively licensed to, the Group Companies.

“Company Registered IP” means all Intellectual Property for which registrations, filings, certificates or other document issued by any Governmental Authority are owned by or held in the name of, or for which applications for any of the foregoing have been made with any Governmental Authority in the name of, any Group Company.

“Company’s 2018 Share Plan” means the employee share option plan as approved by resolution of the Directors dated June 12, 2018, as amended.

“Consent” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, review conducted by, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means, a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, orally or in writing.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of the power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; provided, further, that entitlement to any veto right over any matters of a Person alone or the possession of more than fifty percent (50%) of the economic interests of a Person without any power or authority to directly or indirectly direct the business, management and policies of such Person shall not be deemed as Control over such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Control Documents” means the following contracts collectively: (i) each Exclusive Technology Consulting and Services Agreement (独家技术咨询和服务协议) entered into by and between the Guangzhou WFOE and the Guangzhou VIE, (ii) each Exclusive Option Agreement (独家购买权合同) entered into by and among the Guangzhou WFOE, the Guangzhou VIE and the equity holders of the Guangzhou VIE, (iii) each Power of Attorney (授权委托书) entered into by the equity holders of the Guangzhou VIE, (iv) each Spouse Consent (配偶同意函) entered into by the spouse of each equity holders of the Guangzhou VIE, and (v) each Share Pledge Agreement (股权质押协议) entered into by and among the Guangzhou WFOE, the Guangzhou VIE and the equity holders of the Guangzhou VIE.

“Conversion Shares” means Ordinary Shares issuable upon conversion of (i) any Series D+ Preferred Shares issued or issuable pursuant to this Agreement or the Additional Financing and (ii) any Warrant Shares.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“GAC” means 广东广祺柒号股权投资合伙企业（有限合伙）.

“GAC Purchase Agreement” means the Ordinary Share Purchase Agreement to be entered into by the Company, GAC and certain other parties thereto on or around the date hereof providing for the issuance of 1,763,689 Ordinary Shares (out of the Treasury Shares) of the Company to GAC.

“Global Trade Laws and Regulations” means the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the import laws administered by U.S. Customs and Border Protection; the economic sanctions rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”); the anti-boycott laws and regulations administered by the U.S. Departments of Commerce and Treasury; European Union (“EU”) Council Regulations on export controls, including Nos. 428/2009 and 267/2012; other EU Council sanctions regulations, as implemented in EU Member States; sanctions regimes implemented under the UK Sanctions and Anti-Money Laundering Act 2018; Canadian sanctions policies; United Nations sanctions policies; all relevant regulations made under any of the foregoing; and other similar economic and trade sanctions, export or import control laws.

“Golden Share” the Golden Share of the Company, par value US$0.00001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority; (ii) any person who holds an elective or appointive post a political party or is a candidate for political office; (iii) a Politically Exposed Person (PEP) as defined by the Financial Action Task Force (FATF), Groupe d’action Financière sur le Blanchiment de Capitaux (GAFI), or AML 5; or (iv) any official, officer, employee, or representative of a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Authority.

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding in writing by, before or under the supervision of any Governmental Authority.

“Group Company” means each of the Company, and its direct and indirect Subsidiaries, and “Group” refers to all of Group Companies collectively.

“Guangzhou JV” means WeRide Robotaxi (Guangdong) Limited Company (文远粤行（广东）出行科技有限公司).

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indebtedness” of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized (including capitalized lease obligations), (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Indemnifiable Loss” means, with respect to any Person, any action, claim, cost, damage, deficiency, diminution in value, disbursement, expense, liability, loss, obligation, penalty or settlement of any kind or nature imposed on or otherwise incurred or suffered by such Person, including reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement and Taxes payable by such Person by reason of the indemnification.

“Intellectual Property” means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) subject matter of any of the foregoing, tangible embodiments of any of the foregoing, and the goodwill symbolized or represented by the foregoing.

“IPO” means the first firm underwritten registered public offering by the Company of its Ordinary Shares (or any American depositary shares or other securities derivative of the Ordinary Shares) in the United States on the New York Stock Exchange or the Nasdaq Global Market pursuant to a Registration Statement that is filed with and declared effective by either the Commission under the Securities Act, or another Governmental Authority for a public offering in a jurisdiction other than the United States, including the Main Board of the Hong Kong Stock Exchange, Shanghai Stock Exchange, Shenzhen Stock Exchange or any other stock exchange as determined by the Board.

“Jianye Share Transfer Agreement” means the Share Transfer Agreement entered into by the Company and 南京建邺巨石科创成长基金(有限合伙) on July 11, 2022 providing for the repurchase/redemption of 1,892,780 Ordinary Shares and 2,547,980 Series B-3 Preferred Shares held by 南京建邺巨石科创成长基金(有限合伙) by the Company.

“Key Employee” means all employees of the Group Companies with positions of president, chief executive officer, chief financial officer, chief operating officer, chief technical officer, chief sales and marketing officer, general manager, any other managers reporting directly to any Group Company’s Board of Directors, president or chief executive officer, and any other employee with the title of “vice president,” “manager” or higher, including the persons listed in Schedule III.

“Knowledge of the Warrantors” means (i) the actual knowledge of the Warrantors and (ii) with respect to all the representations or warranties in this Agreement that are qualified by the “Knowledge of the Warrantors”, the Warrantors have duly reviewed such representations and warranties and have taken all reasonable care to ensure that such representations or warranties are true and correct. The term “Warrantors’ Knowledge” has the meaning correlative to the foregoing.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended.

“Liabilities” means, with respect to any Person, all liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise.

“Material Adverse Effect” means any (a) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have, individually or together with other events, occurrences, facts, conditions, changes or developments, material adverse effect on the business (as presently conducted or proposed to be conducted), properties, assets, operations, financial condition, assets or liabilities of the Group taken as a whole, (b) material impairment of the ability of any Party (other than the Investors) to perform the obligations of such party under any Transaction Documents, or (c) material impairment of the validity or enforceability of this Agreement or any other Transaction Document against the Group Companies, excluding any effect resulting from (A) changes in the general economic or political conditions where the Group operates not having a materially disproportionate effect on the Group, taken as a whole, relative to other participants in the industry in which the Group operates, (B) changes or conditions generally affecting the industry in which the Group operates and not specifically relating to or having a materially disproportionate effect on the Group, taken as a whole, (C) acts of war, sabotage or terrorism or natural disasters involving the country where the Group operates not having a materially disproportionate effect on the Group, taken as a whole, relative to other participants in the industry in which the Group operates, (D) the announcement or consummation of the transactions contemplated by this Agreement, (E) any action taken (or omitted to be taken) at the express request of the applicable Investor, or (F) any action taken by the Company that is required or permitted pursuant to this Agreement.

“Memorandum and Articles” means the seventh amended and restated memorandum of association of the Company and the seventh amended and restated articles of association of the Company attached hereto as Exhibit A, to be adopted in accordance with applicable Law on or before the Closing.

“MOC” means the Ministry of Commerce of the PRC or, with respect to any matter to be submitted for examination and approval by the Ministry of Commerce, any Governmental Authority which is similarly competent to examine and approve such matter under the laws of the PRC.

“Order No. 10” means the Rules for Mergers with and Acquisitions of Domestic Enterprises by Foreign Investors (《关于外国投资者并购境内企业的规定》) jointly issued by the MOC, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the SAMR, the China Securities Regulatory Commission and the SAFE on August 8, 2006 and amended by MOC on June 22, 2009.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.00001 per share.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent or the validity of which are being contested in good faith and for which there are adequate reserves on the applicable financial statements, (ii) Liens incurred in the ordinary course of business, which (x) do not individually or in the aggregate materially detract from the value, use, or transferability of the assets that are subject to such Liens, and (y) were not incurred in connection with the borrowing of money, and (iii) non-exclusive licenses entered into in the ordinary course of business by a Group Company.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PFIC” means a passive foreign investment company as defined in the Code.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“Preferred Shares” means collectively the Series Seed-1 Preferred Shares Series, Seed-2 Preferred Shares, Series A Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series B-3 Preferred Shares, Series C-1 Preferred Shares, Series D Preferred Shares (including Series D Preferred Shares issuable under the RMB Investor Series D Warrants as defined in the Shareholders Agreement) and Series D+ Preferred Shares (including Series D+ Preferred Shares issuable under the Series D+ Warrants).

“Public Software” means any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License, and (viii) the Apache License.

“Registration Statement” means a registration statement prepared on Form F-1, F-3, S-1, or S-3 under the Securities Act, or on any comparable form in connection with registration in a jurisdiction other than the United States.

“Related Party” means any Affiliate, officer, director, supervisory board member, Key Employee, or holder of five percent (5%) or more of the Equity Securities of any Group Company, and any Affiliate of any of the foregoing.

“Restricted Country” means any country or geographic region subject to comprehensive economic sanctions administered by OFAC, the EU Common Foreign & Security Policy, the Her Majesty’s Treasury and other applicable Governmental Authorities, as amended from time to time, which as of the date of this Agreement includes but is not limited to: Crimea, Cuba, Iran, North Korea, and Syria.

“Restricted Party” means (i) any Person included on one or more of the Restricted Party Lists, (ii) any Person owned or controlled by or acting for or on behalf of a Person included on one or more of the Restricted Party Lists, or (iii) a person ordinarily resident in or an entity that is located in or organized under the laws of a Restricted Country.

“Restricted Party Lists” includes the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List, all administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy; the list of sanctioned entities implemented by the Her Majesty’s Treasury; and similar lists of restricted parties maintained by other applicable Governmental Authorities.

“Right of First Refusal & Co-Sale Agreement” means the Sixth Amended and Restated Right of First Refusal & Co-Sale Agreement to be entered into by and among the parties named therein on or prior to the Closing, which shall be in substantially the form attached hereto as Exhibit D.

“RMB Investors” means collectively, the Persons listed as part ii of the Schedule II hereto, and “RMB Investor” means each of them.

“RMB Loan Agreement” means, with respect to each RMB Investor, the RMB deposit agreement (《保证金协议》) to be entered into on or prior to the Closing by and between such RMB Investor and the Guangzhou WFOE in substantially the form attached hereto as Exhibit C.

“SAFE” means the State Administration of Foreign Exchange of the PRC or, with respect to any reporting, filing or registration to be accepted or effected by or with the State Administration of Foreign Exchange, any of its branches which is competent to accept or effect such reporting, filing or registration under the Laws of the PRC.

“SAFE Rules and Regulations” means collectively, the Circular 37 and any other applicable SAFE rules and regulations.

“SAMR” means the State Administration for Market Regulation of the PRC or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration for Market Regulation, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the Laws of the PRC.

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Series A Preferred Shares” means the Series A Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B-1 Preferred Shares” means the Series B-1 Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B-2 Preferred Shares” means the Series B-2 Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B-3 Preferred Shares” means the Series B-3 Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series C-1 Preferred Shares” means the Series C-1 Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series D Preferred Shares” means the Series D Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series D Preferred Share and Warrant Purchase Agreement” means the Series D Preferred Share and Warrant Purchase Agreement entered into on December 24, 2021 by and among the Company and other parties thereto for the purchase and sale of certain Series D Preferred Shares and issuance of certain warrant to purchase Series D Preferred Shares.

“Series D+ Per Share Purchase Price” means the price for the purchase of each Series D+ Preferred Share, which is US$5.0429.

“Series D+ Preferred Shares” means the Series D+ Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series D+ Warrants” means, collectively, the warrants issued to the RMB Investors pursuant to Section 2(a)(ii) hereof. A “Series D+ Warrant” means any of them.

“Series Seed-1 Preferred Shares” means the Series Seed-1 Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series Seed-2 Preferred Shares” means the Series Seed-2 Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Shareholders Agreement” means the Sixth Amended and Restated Shareholders Agreement of the Company to be entered into by and among the parties named therein on or prior to the Closing, which shall be substantially in the form attached hereto as Exhibit E.

“Social Insurance” means any form of social insurance required under applicable Laws, including the PRC national and local contributions for pensions, medical insurance, unemployment insurance, work-related injury insurance, pregnancy benefits, and housing provident funds.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, including all source code and executable code, whether embodied in software, firmware or otherwise, documentation, development tools, designs, files, verilog files, RTL files, HDL, VHDL, net lists, records, data and mask works; and (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and all rights therein.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Tax” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, Social Insurance, tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i)(a) and (i)(b) above.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Transaction Documents” means this Agreement, the Ancillary Agreements, the Memorandum and Articles and each of the other agreements and documents explicitly referred to herein and therein or otherwise agreed in writing by the Parties that are required in connection with implementing the transactions contemplated by any of the foregoing.

“U.S. real property holding corporation” has the meaning as defined in the Code.

“Warrant Shares” means the Series D+ Preferred Shares that the respective Series D+ Warrants are exercisable for pursuant to the terms thereof.

2. Purchase and Sale of Shares and Warrants.

(a) Sale and Issuance of the Series D+ Preferred Shares and Series D+ Warrants

(i) Subject to the terms and conditions of this Agreement, at the Closing (as defined below), each Investor (other than the RMB Investors) agrees to, severally and not jointly, subscribe for and purchase, and the Company agrees to issue and sell to such Investor, at the Closing (as defined below) with respect to such Investor, that number and class of Preferred Shares (collectively, the “Sale Shares” of such Investor) set forth opposite such Investor’s name under the headings of “Number of Shares to be Purchased” and “Class of Shares” respectively on Schedule II attached hereto, at an aggregate purchase price set forth opposite such Investor’s name under the heading of “Aggregate Purchase Price” on Schedule II attached hereto, which shall be paid by such Investor to the Company in accordance with Section 2(b)(iii). The aggregate purchase price payable by an Investor with respect to all Sale Shares of such Investor is referred to as the “Purchase Price” of such Investor.

(ii) Subject to the terms and conditions of this Agreement, at the Closing, each RMB Investor agrees to, subscribe for and purchase, and the Company agrees to issue and sell to such RMB Investor, certain warrant in substantially the form attached hereto as Exhibit B (the “Series D+ Warrant” of such RMB Investor), which entitles such RMB Investor to purchase up to either (x) that number and class of Preferred Shares set forth opposite such RMB Investor’s name under the headings of “Number of Shares to be Purchased” and “Class of Shares” respectively on Schedule II attached hereto, if the Series D+ Warrant of such RMB Investor is exercised before closing of the Company’s IPO or (y) If the Series D+ Warrant of such RMB Investor is exercised after closing of the Company’s IPO, that number of Conversion Shares that would have been converted from the Preferred Shares described in the foregoing sub-section (x) pursuant to the Memorandum and Articles had such RMB Investor exercised its Series D+ Warrant immediately before closing of the Company’s IPO, at an aggregate purchase price as determined pursuant to the terms and conditions of such Series D+ Warrant.

(b) Closing

(i) Closing. The consummation of the sale and issuance of the Sale Shares and Series D+ Warrants (as applicable) with respect to an Investor pursuant to Section 2(a) (the “Closing” of such Investor) shall take place remotely via the exchange of documents and signatures on the date no later than twelve (12) Business Days after all closing conditions specified in Section 5 and Section 6 hereof have been waived or satisfied (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), or at such other time and place as the Company and such Investor shall mutually agree in writing. The Company’s shareholding structure immediately prior to and after the Closing on a fully diluted basis shall be as set forth in the Company’s capitalization table attached hereto as Schedule V.

(ii) Deliveries by the Company at Closing. At the Closing with respect to an Investor, in addition to any items the delivery of which is made an express condition to such Investor’s obligations at the Closing pursuant to Section 5, the Company shall deliver (a) to each Investor (other than the RMB Investors) (x) the updated register of members of the Company, certified by the registered agent of the Company, reflecting the issuance to such Investor of the Sale Shares being purchased by such Investor at the Closing pursuant to Section 2(a), credited as fully-paid; and (y) copies of the duly executed share certificates representing the Sale Shares credited as fully-paid being purchased by such Investor at the Closing as set forth on Schedule II (the originals of which shall be delivered to such Investor within ten (10) Business Days after the Closing); (b) to each RMB Investor, the duly executed Series D+ Warrant of such RMB Investor.

(iii) Deliveries by the Investors at Closing. At the Closing, subject to the satisfaction or waiver of all the conditions set forth in Section 5 below, (a) each Investor (other than the RMB Investors) shall, severally and not jointly, pay the Purchase Price of such Investor by wire transfer of immediately available funds in U.S. dollars to an account designated by the Company; provided that the Company shall have provided such Investor with the information of such designated bank account of the Company at least five (5) Business Days before Closing; and (b) each RMB Investor shall pay to the Guangzhou WFOE the loan amount as set forth opposite such RMB Investor’s name under the headings of “Loan Amount” on Schedule II attached hereto (the “Loan Amount” of such RMB Investor)pursuant to the RMB Loan Agreement of such RMB Investor (by wire transfer of immediately available funds in RMB to a bank account of Guangzhou WFOE as designated pursuant to the RMB Loan Agreement of such RMB Investor.

(c) Use of Proceeds. Subject to the terms of this Agreement and the Ancillary Agreements, the Company shall use the proceeds from the issuance and sale of the Sale Shares and Warrant Shares (the “Proceeds”) for purposes of business expansion (more specifically, on technology development, operational and marketing purposes), capital expenditures and general working capital needs of the Group Companies, which Proceeds shall not be used, unless otherwise stated in this Agreement or the Ancillary Agreements, for the repayment of any debt of any Group Company or the repurchase or cancellation of securities held by any shareholder of any Group Company without the prior written consent of the Investors. Except as otherwise consented to in writing by the Investors, the Company shall, and other Warrantors shall procure the Company to, inject at least 50% of the Proceeds to the registered capital of the Guangzhou WFOE within twenty-four (24) months after the Closing; and subject to the provisions under Section 7.13, the Warrantors shall indemnify the Investors for any Indemnifiable Losses arising from or relating to any Warrantor’s breach of this provision, including any damage to each Investor’s Tax basis.

3. Representations and Warranties of the Warrantors. Subject to such exceptions as may be specifically set forth in the disclosure schedule delivered by the Warrantors to the Investors as of the date hereof (the “Disclosure Schedule”, as attached hereto as Exhibit F), each of the Warrantors jointly and severally represents and warrants to each Investor that each of the statements contained in this Section 3 is true, accurate and complete as of the date of this Agreement, and that each of such statements shall remain true, accurate and complete from the date of this Agreement to the date of the Closing, with the same effect as if made on and as of the date of the Closing.

3.1 Organization, Good Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted, and to perform each of its obligations under the Transaction Documents to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction. Each Group Company that is a PRC entity has a valid business license issued by the SAMR or its local branch or other relevant Governmental Authorities, and has, since its establishment, carried on its business in compliance with the business scope set forth in its business license and all applicable Laws.

3.2 Capitalization and Voting Rights.

(i) Company. Without taking account of any change that may be caused by the Additional Financing, the authorized share capital of the Company immediately prior to the Closing shall be US$50,000 divided into (a) a total of 4,357,600,882 authorized Ordinary Shares, 105,743,200 of which are issued and outstanding and 3,000,000 of which are issued and held by the Company in treasury, (b) a total of 65,403,460 authorized Series Seed-1 Preferred Shares, 62,819,128 of which are issued and outstanding and 2,584,332 are issued and held by the Company in treasury, (c) a total of 52,959,930 authorized Series Seed-2 Preferred Shares, all of which are issued and outstanding, (d) a total of 93,343,020 authorized Series A Preferred Shares, 87,308,420 of which are issued and outstanding and 6,034,600 are reserved for issuance upon the exercise by holders of the Series A Warrants (as defined in the Shareholders Agreement), (e) a total of 50 authorized Golden Shares, all of which are issued and outstanding, (f) a total of 132,494,900 authorized Series B-1 Preferred Shares, all of which are issued and outstanding, (g) a total of 13,964,530 authorized Series B-2 Preferred Shares, all of which are issued and outstanding, (h) a total of 32,104,530 authorized Series B-3 Preferred Shares, 31,085,350 of which are issued and outstanding, (i) a total of 85,296,913 authorized Series C-1 Preferred Shares, 71,387,327 of which are issued and outstanding, (j) a total of 107,342,206 authorized Series D Preferred Shares, 39,716,614 of which are issued and outstanding and 45,811,096 of which are reserved for issuance according to Series D Preferred Share and Warrant Purchase Agreement; and (k) a total of 59,489,579 authorized Series D+ Preferred Shares, none of which is issued or outstanding. Without taking account of any change that may be caused by the Additional Financing, Section 3.2(i) of the Disclosure Schedule, Section 3.2(iv) of the Disclosure Schedule and Schedule V set forth the capitalization table of each Group Company as of immediately after the Closing, in each case reflecting all then outstanding and authorized Equity Securities and issued but unexercised warrants of such Group Company, the record holders thereof and the terms of any vesting applicable thereto. The Company’s 2018 Share Plan covers the reserve and grant of up to 289,362,127 Ordinary Shares (excluding the additional shares authorized and reserved pursuant to Section 5.11) (or options or restricted share units therefor) (as adjusted for share splits, share dividends, combinations, recapitalizations and similar events) to employees, officers, directors, or consultants of a Group Company. The Company has administrated the Company’s 2018 Share Plan, including granting, permitting exercising, repurchasing and/or cancelling such Ordinary Shares (or options or restricted share units therefor) in accordance with the terms of the Company’s 2018 Share Plan and other agreements entered into thereunder with employees, officers, directors, consultants or service providers of the Group Companies (including the granting notice, option agreements or the restricted share units agreements as applicable and any supplements thereto). Without taking account of any change that may be caused by the Additional Financing, the Company’s shareholding structure immediately prior to and after the Closing on a fully diluted basis shall be as set forth in the Company’s capitalization table attached hereto as Schedule V.

(ii) No Other Securities. Except for (a) the conversion privileges of the Preferred Shares, (b) certain rights provided in the Charter Documents of the Company as currently in effect, (c) certain rights provided in the Memorandum and Articles, the Shareholders Agreement, the Right of First Refusal & Co-Sale Agreement, and the Control Documents, each from and after the Closing, (d) certain rights to purchase the Sale Shares or the Warrant Shares pursuant to this Agreement, the Series D+ Warrants or the Additional Financing, (e) the outstanding Equity Securities, including any outstanding convertible notes and warrants, set forth in Section 3.2(ii) of the Disclosure Schedule, (f) certain rights to purchase Ordinary Shares of the Company as provided under the GAC Purchase Agreement, (g) certain rights to purchase the Series D Preferred Shares pursuant to the Series D Preferred Share and Warrant Purchase Agreement, (h) certain rights to purchase the Treasury Shares of the Company, and (i) certain rights of the Company to repurchase certain Shares of the Company as provided under the Jianye Share Transfer Agreement, (1) there are no and at the Closing there shall be no other authorized or outstanding Equity Securities of any Group Company; (2) no Equity Securities of any Group Company are subject to any preemptive rights, rights of first refusal (except to the extent required by applicable PRC Laws) or other rights to purchase such Equity Securities or any other rights with respect to such Equity Securities, and (3) no Group Company is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such Group Company. Except as set forth in the Shareholders Agreement, the Company has not granted any registration rights to any other Person, nor is the Company obliged to list, any of the Equity Securities of any Group Companies on any securities exchange. Except as expressly contemplated under the Transaction Documents, there are no voting trusts, shareholder agreements, proxies or similar agreements or understandings which relate to the voting or transfer of the share capital or registered capital of any Group Company.

(iii) Issuance and Status. Except as disclosed in the Disclosure Schedule, all presently outstanding Equity Securities of each Group Company were duly and validly issued (or subscribed for) in compliance with all applicable Laws, preemptive rights of any Person, and applicable Contracts. Except as disclosed in the Disclosure Schedule, all share capital or registered capital, as the case may be, of each Group Company have been duly and validly issued, are fully paid (or subscribed for) and nonassessable, and are and as of the Closing shall be free of any and all Liens (except as provided in the Transaction Documents and the Control Documents or as required by applicable Laws). Except as contemplated under the Transaction Documents, there are no (a) resolutions pending to increase the share capital or registered capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company, nor has any distress, execution or other process been levied against any Group Company, (b) dividends which have accrued or been declared but are unpaid by any Group Company, (c) obligations, contingent or otherwise, of any Group Company to repurchase, redeem, or otherwise acquire any Equity Securities, or (d) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Group Company. All dividends (if any) or distributions (if any) declared, made or paid by each Group Company, and all repurchases and redemptions of Equity Securities of each Group Company (if any), have been declared, made, paid, repurchased or redeemed, as applicable, in accordance with its Charter Documents and all applicable Laws.

(iv) Title. Each Group Company is the sole record and beneficial holder of all of the Equity Securities set forth opposite its name on Section 3.2(iv) of the Disclosure Schedule, free and clear of all Liens of any kind other than those arising under applicable Law or under the Control Documents.

(v) Except as provided in Section 3.2(i) of the Disclosure Schedule, there are no outstanding options, warrants, or other third-party rights of any kind, proxy or shareholders agreements or agreements of any kind for the purchase or acquisition from any Group Company of any of its Equity Securities.

3.3 Corporate Structure; Subsidiaries. The Company does not presently have any Subsidiaries other than those listed in Section 3.3 of the Disclosure Schedule. Section 3.3 of the Disclosure Schedule sets forth the name, jurisdiction of incorporation or organization, and all of the security holders of each Subsidiary. The information relating to each Subsidiary as set out in Section 3.3 of the Disclosure Schedule is true and accurate in all respects and there is no information the omission of which might make such information misleading or inaccurate in any respect. The entire share capital or registered capital of each Subsidiary is legally and beneficially owned by its relevant security holder(s) as set out in Section 3.3 of the Disclosure Schedule, and has been fully, validly and punctually paid-up in accordance with its Charter Documents and all applicable Laws. Except as disclosed in the Disclosure Schedule, the registered capital of each Group Company that is a PRC entity has been verified as being fully, validly and punctually paid-up by a duly qualified accountant registered in the PRC. Except as disclosed in the Disclosure Schedule, no Group Company is or was a participant in any joint venture, partnership or similar arrangement. No Group Company is obligated to make any investment in or capital contribution in or on behalf of any other Person. The Company was formed solely to acquire and hold the equity interests in the HK Company and the US Company. The HK Company was formed solely to acquire and hold the equity interests in the WFOEs. Neither the Company nor the HK Company has engaged in any other business and has not incurred any Liability since its formation, other than those incurred during the ordinary course of their formation and maintenance. The US Company, the Guangzhou VIE and the WFOEs are engaged in the Business and have no other business. Neither any Key Holder, nor any Person Controlled by any Key Holder (other than a Group Company), is engaged in the Business or has any assets in relation to the Business (other than through an advisory, employment or consulting relationship with a Group Company as disclosed in Section 3.3 of the Disclosure Schedule) or any Contract with any Group Company.

3.4 Capacity and Authorization. Each Warrantor has all requisite capacity, power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All corporate actions on the part of each party (other than the Investors) to the Transaction Documents (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents, the performance of all obligations of each such party, and, in the case of the Company, the authorization, issuance (or reservation for issuance), sale and delivery of the Sale Shares, the Series D+ Warrants, the Warrant Shares and the Conversion Shares, has been taken or will be taken prior to the Closing. Each Transaction Document shall have been or will be on or prior to the Closing, duly executed and delivered by each party thereto (other than the Investors) and constitutes valid and legally binding obligations of such party, enforceable against such party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5 Valid Issuance of Shares. The Sale Shares and the Warrant Shares, when issued, allotted and paid for in accordance with the terms of this Agreement or the respective Series D+ Warrants (as applicable) for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable Laws and under the Transaction Documents). The Conversion Shares have been reserved for issuance and, upon issuance in accordance with the terms of the Memorandum and Articles, will be duly and validly issued, free from any Liens (except for any restrictions on transfer under applicable securities Laws and under the Transaction Documents). The issuance of the Sale Shares, the Series D+ Warrants, the Warrant Shares and the Conversion Shares is not subject to any preemptive rights, rights of first refusal or similar rights that shall have not been waived prior to the Closing.

3.6 Consents; No Conflicts. All Consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, in any case on the part of any party thereto (other than the Investors) have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of each Transaction Document by each party thereto (other than the Investors) do not, and the consummation by such party of the transactions contemplated thereby will not, (i) result in any violation of, be in conflict with, or constitute a default under, require any Consent under, or give any Person rights of termination, amendment, acceleration or cancellation under, any Governmental Order, any provision of the Charter Documents of any Group Company, any applicable Laws (including Order No. 10), or any Material Contract, (ii) result in any termination, modification, cancellation, or suspension of any material right of, or any augmentation or acceleration of any material obligation of, any Group Company (including any Indebtedness of such Group Company), or (iii) result in the creation of any Lien upon any of the material properties or assets of any Group Company other than Permitted Liens.

3.7 Offering. Subject in part to the accuracy of the Investors’ representations set forth in Section 4 of this Agreement, the offer, sale, allotment and issuance of the Sale Shares and the Series D+ Warrants are, and the issuance of the Warrant Shares and Conversion Shares will be, exempt from the qualification, registration and prospectus delivery requirements of the Securities Act and any other applicable securities Laws. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Warrantors’ Knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

3.8 Compliance with Laws; Consents.

(i) Each Group Company is, and has been, in compliance with all applicable Laws (including the Laws on cybersecurity, data security and privacy in connection with the use, collection, retention, storage, disclosure, transfer, disposal and other processing of any data or information) in all material respects. No event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a material violation by any Group Company of, or a material failure on the part of such entity to comply with, any applicable Laws, or (b) may give rise to any material obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. None of the Group Companies has received any notice from any Governmental Authority regarding any of the foregoing. None of the Group Companies is, to the Knowledge of the Warrantors, under investigation with respect to a violation of any Law. The US Company has not made any filings with, been the subject of any inquiry, investigation, or review undertaken by, or received any communication from the Committee on Foreign Investment in the United States (“CFIUS”). In addition, to the Knowledge of the Warrantors, no other Investor has given written or oral notice to the Company indicating that it intends to notify CFIUS of their investment in the Company.

(ii) Except as provided in Section 3.8 of the Disclosure Schedule, all material Consents from or with each relevant Governmental Authority required in respect of the due and proper establishment and operations of each Group Company as now conducted and proposed to be conducted, including the material Consents from or with MOC, SAMR, SAFE, the Ministry of Industry and Information Technology, the Ministry of Transport, the Ministry of Culture, Press and Publication Administration, administrative departments for surveying and mapping, any Tax bureau, customs authorities, foreign investment authorities, and product registration authorities, and the local counterparts thereof, as applicable (or any predecessors thereof, as applicable) in connection with or incidental to the Business (collectively, the “Required Governmental Consents”), have been duly obtained or completed and maintained in accordance with all applicable Laws in all material respects.

(iii) As of the date of this Agreement, the US Company is not a TID U.S. business as defined by CFIUS in 31 C.F.R. § 800.248 and no Group Company is required to provide any notice or filing or submit any information to CFIUS under 31 C.F.R § 800.401 in connection with the execution, delivery and performance of the Transaction Documents and the issuance of the Series D+ Preferred Shares to the Investors.

(iv) No Required Governmental Consent contains any materially burdensome restrictions or conditions, and each Required Governmental Consent is in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated hereby. None of the Group Companies is in default under any Required Governmental Consent. There is no reason to believe that any Required Governmental Consent which is subject to periodic renewal will not be granted or renewed. None of the Group Companies has received any letter or other written communication from any Governmental Authority threatening or providing notice of revocation of any Required Governmental Consent issued to such Group Company or the need for compliance or remedial actions in respect of the activities carried out by such Group Company.

3.9 Tax Matters. To the Knowledge of the Warrantors,

(i) All Tax Returns required to be filed on or prior to the date hereof with respect to each Group Company has been duly and timely filed by such Group Company within the requisite period (taking into account for this purpose any valid extensions) and such Tax Returns are true and complete in all material respects. All Taxes owed by each Group Company (whether or not shown on any Tax Return) have been paid in full or provision for the payment thereof have been made, except for Taxes that are not yet delinquent or the validity of which are being contested in good faith and for which there are adequate reserves on the applicable financial statements. No deficiencies for any Taxes with respect to any Tax Returns have been asserted in writing by, and no written notice of any pending action with respect to such Tax Returns has been received from, any Tax authority, and no dispute relating to any Tax Returns with any such Tax authority is outstanding. Each Group Company has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party.

(ii) No audit of any Tax Return of each Group Company and no formal investigation with respect to any such Tax Return by any Tax authority is currently in progress and no Group Company has waived any statute of limitations with respect to any Taxes, or agreed to any extension of time with respect to an assessment or deficiency for such Taxes.

(iii) Except as provided in Section 3.09 of the Disclosure Schedule, no written claim has been made by a Governmental Authority in a jurisdiction where the Group does not file Tax Returns that any Group Company is or may be subject to taxation by that jurisdiction.

(iv) Since the Statement Date, no Group Company has incurred any liability for Taxes outside the ordinary course of business. There is no pending dispute with, or written notice from, any Tax authority relating to any of the Tax Returns filed by any Group Company, and there is no proposed Liability for a deficiency in any Tax to be imposed upon the properties or assets of any Group Company.

(v) No Group Company has been the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes. No Group Company is responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise (other than commercial agreements entered into with third parties in the ordinary course of business that do not relate primarily to Taxes).

(vi) Each Group Company since its establishment has been in compliance with all applicable Laws in all material respects with respect to all Tax credits and Tax holidays established under the Laws of the PRC and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, except through change in applicable Laws published by relevant Governmental Authority.

(vii) No Group Company is or has ever been a PFIC or CFC or a U.S. real property holding corporation. No Group Company anticipates that it will become a PFIC or CFC or a U.S. real property holding corporation for the current taxable year or any future taxable year.

(viii) The Company is treated as a corporation for U.S. federal income tax purposes and the Company agrees that neither it, any Group Company nor any of its Affiliates, will take any action that could reasonably be expected to change that treatment.

3.10 Charter Documents; Books and Records. The Charter Documents of each Group Company are in the form provided to the Investors. Each Group Company is and has been in compliance with its Charter Documents in all material respects, and none of the Group Companies has violated or breached any of their respective Charter Documents to the extent that it would cause, or be reasonably expected to have, a Material Adverse Effect to the Group. Each Group Company maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice, and which permits its financial statements to be prepared in accordance with the Accounting Standards in all material respects.

3.11 Financial Statements. The Company has delivered to each Investor the unaudited consolidated balance sheet (the “Balance Sheet”) and consolidated statements of operations and consolidated cash flows for the Group as of and for the fiscal year ended on June 30, 2022 (the “Statement Date”) (collectively, the financial statements referred to above, the “Financial Statements”). The Financial Statements (a) have been prepared in accordance with the books and records of the Group, (b) fairly present in all material respects the financial condition and position of the Group as of the dates indicated therein and the results of operations and cash flows of the Group for the periods indicated therein, except in the case of unaudited financial statements for the omission of notes thereto and normal year-end audit adjustments that are not expected to be material, and (c) were prepared in accordance with the applicable Accounting Standards applied on a consistent basis throughout the periods involved. All of the accounts receivable owing to any of the Group Companies, including all accounts receivable set forth on the Financial Statements, constitute valid and enforceable claims and are current and collectible in the ordinary course of business, net of any reserves shown on the Financial Statements (which reserves are adequate and were calculated on a basis consistent with the Accounting Standards), and no further goods or services are required to be provided in order to complete the sales and to entitle the applicable Group Company to collect in full in respect of any such receivables. To the Knowledge of the Warrantors, there are no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any accounts receivable of any Group Company.

3.12 Changes. Except as otherwise consented to in writing in advance by the Investors or permitted by the Transaction Documents, since the Statement Date, except as provided in Section 3.12 of the Disclosure Schedule, there has not been:

(i) any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business or changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(ii) any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof, or any sale or disposition of any business or division thereof;

(iii) any waiver or compromise by a Group Company of a valuable right or of a material debt owed to it;

(iv) any incurrence, creation, assumption, repayment, satisfaction, or discharge of any material Lien (other than Permitted Liens) or any material Indebtedness or guarantee, or the making of any loan or advance (other than loans and advances among the Group Companies and reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business), or the making of any material investment or capital contribution;

(v) any amendment to or early termination of any Material Contract, or any amendment to any Charter Document;

(vi) any material change in any compensation arrangement or Contract with any Key Employees of any Group Company, or adoption of any new Benefit Plan, or made any material change in any existing Benefit Plan;

(vii) any declaration, setting aside or payment or other distribution in respect of any Equity Securities of any Group Company, or any issuance, transfer, redemption, purchase or acquisition of any Equity Securities by any Group Company;

(viii) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect on the assets, properties, financial condition, operation or business of any Group Company;

(ix) any material change in accounting methods or practices or any revaluation of any of its assets;

(x) any commencement or settlement of any Action that would cause a Material Adverse Effect;

(xi) any authorization, sale, issuance, transfer, pledge or other disposition of any Equity Securities of any Group Company;

(xii) any resignation or termination of any Key Employee of any Group Company or any material group of employees of any Group Company;

(xiii) any transaction with any Related Party that would cause a Material Adverse Effect;

(xiv) any material change in the contingent obligations of the Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise; or

(xv) any agreement or commitment to do any of the things described in this Section 3.12.

3.13 Actions. There is no Action pending or to the Warrantors’ Knowledge threatened by or against or affecting any Group Company or any of its officers, directors or Key Employees with respect to its businesses or proposed business activities (including the Business), or any Key Holder or any officers, directors or Key Employees of any Group Company in connection with such Person’s respective relationship with such Group Company. Without limiting the generality of the foregoing, there are no Actions pending against any of the Group Companies or, to the Knowledge of the Warrantors, threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. There is no judgment or award unsatisfied against any Group Company, nor is there any Governmental Order in effect and binding on any Group Company or their respective assets or properties. Except as provided in Section 3.13 of the Disclosure Schedule, there is no Action pending by any Group Company against any third party nor does any Group Company intend to commence any such Action. No Governmental Authority has at any time challenged or questioned the legal right of any Group Company to conduct its business as presently being conducted. The Company and each other party thereto has duly performed and has been in compliance in all material respects with the Prior Agreement (as defined in the Shareholders Agreement) and each other agreement ancillary thereto. There is no Action pending or, to the Warrantors’ Knowledge, threatened against or affecting any Group Company or any of its officers, directors or Key Employees with respect to the Company’s 2018 Share Plan and other relevant agreements set forth in Section 3.2(i) of this Agreement as well as the capitalization table and record holders set forth in Schedule V. There is no Action pending or, to the Warrantors’ Knowledge, threatened against or affecting any Key Holder or any Group Company or any of its officers, directors or Key Employees, that has been brought by any Person who now or has ever held any Equity Securities in the Company, nor to the Knowledge of the Warrantors does any circumstances exist that would give rise to any such Action.

3.14 Liabilities. Except as provided in Section 3.14 of the Disclosure Schedule, no Group Company has any Liabilities of the type required to be disclosed on a balance sheet except for (i) the liabilities set forth in the Balance Sheet that have not been satisfied since the Statement Date, and (ii) current liabilities incurred since the Statement Date in the ordinary course of the Group’s business and which do not exceed US$500,000 in the aggregate. None of the Group Companies has any Indebtedness that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable except for any Indebtedness incurred in the ordinary course of business. None of the Group Companies is a guarantor or indemnitor of any Liabilities of any other Person (other than a Group Company). The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with the Accounting Standards in all material respects.

3.15 Commitments.

(i) Section 3.15(i) of the Disclosure Schedule contains a complete and accurate list of all valid Material Contracts. “Material Contracts” means, collectively, each Contract to which a Group Company or any of its properties or assets is bound or currently subject that (a) involves obligations (contingent or otherwise) of or payments to any Group Company in excess of US$500,000, (b) involves any license of Intellectual Property that is material to a Group Company (other than (A) the nonexclusive license of the Group’s software and products in object code form in the ordinary course of business pursuant to standard end-user agreements the forms of which have been provided to special counsel for the Investors, (B) the nonexclusive license to the Group of standard, generally commercially available, “off-the-shelf” third party products and services ((A) and (B), “Standard Agreements”)), (c) restricts the ability of a Group Company to compete or to conduct or engage in any business or activity or in any territory, (d) involves grant of rights to manufacture, produce, assemble, license, market, or sell Group Company’s products to any other Person that limit the Group Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, (e) involves indemnification by any Group Company in excess of US$100,000 with respect to infringements of proprietary rights, (f) involves indebtedness for money borrowed or incurred any other Liabilities individually in excess of US$100,000 or in excess of US$250,000 in the aggregate, or a guaranty, surety or assumption of any obligation or any secondary or contingent Liabilities, or the grant of a Lien except any Permitted Liens, (g) involves any loans or advances to any Person, other than ordinary advances for travel expenses and loans and advances among Group Companies, (h) involves any provisions providing for right of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authority, (i) is disclosed under Section 3.18 of the Disclosure Schedule, (j) involves the sale, exchange, or otherwise disposal of any of Group Company’s assets or property (except in connection with any financing of the Company), other than the sale of their respective inventory in the ordinary course of business, (k) involves the establishment, contribution to, or operation of a partnership, joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person (other than the Group Companies), (l) is a Control Document, (m) is with a Governmental Authority, state-owned enterprise, or sole-source supplier of any material product or service (other than utilities), (n) is a collective bargaining agreement or is with any labor union or other representatives of the employees, (o) is a brokerage or finder’s agreement, or (p) is otherwise material to a Group Company.

(ii) Each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law or Governmental Order, and is in full force and effect and enforceable against the parties thereto, except (x) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (y) as may be limited by Laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies. Each Group Company has duly performed in all material respects its obligations under each Material Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such Group Company or any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Documents will occur. No Group Company has given (or received) any notice that it (or any other party thereto) intends to terminate a Material Contract or that it (or any other party thereto) has breached, violated or defaulted under any Material Contract. To the Knowledge of the Warrantors after due inquiry, (i) no Group Company or any other party thereto has breached, violated or defaulted under any Material Contract or intends to terminate such Material Contract, and (ii) none of the Material Contracts contain any significant indemnification provisions, the non-performance, breach or violation of which would be reasonably likely to have a Material Adverse Effect to the Business operation of any Group Company.

(iii) There does not exist any material breach or default by the Group Companies of their obligations under the existing transaction documents in connection with equity financing of the Group Companies, except for the breach and default that have been cured or the liability for which has been waived by relevant investors prior to the Closing.

(iv) There does not exist any valid, effective performance commitment made by and binding upon the Group Companies which is not disclosed to the Investor on or prior the Closing.

3.16 Anti-Corruption, Anti-Money Laundering and Trade Compliance.

(i) Anti-Corruption, Anti-Money Laundering and Trade Compliance. Each of the Group Companies, their respective directors, officers, employees, consultants, and agents and each other person acting for, or on behalf of, each of the Group Companies, has complied and currently is in compliance with the applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Global Trade Laws and Regulations. No Group Company is under investigation with respect to and has not been given written notice or, to their Knowledge, oral notice of, any violation of any Anti-Corruption Laws, Anti-Money Laundering Laws, or Global Trade Laws and Regulations applicable to the business of the Group Company. No Group Company nor, to the Warrantors’ Knowledge, any director, officer, employee or agent purporting to act on behalf of a Group Company or any other related person or entity has at any time, directly or indirectly: (a) made, provided or paid any unlawful contributions, gifts, entertainment or other unlawful expenses to any candidate for political office, or failed to disclose fully any such contributions in violation of any applicable laws; (b) made any payment to any local, state, federal or any other type of governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law (including the Anti-Corruption Laws); (c) made any payment to any agent, employee, officer or director of any entity with which the Group Company or any other related person or entity does business for the purpose of influencing such agent, employee, officer or director to do business with the Group Company or any related person or entity; (d) engaged in any transactions, maintained any bank account or used any corporate funds, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of any Group Company and/or any other related person or entity; (e) violated any provision of the Anti-Corruption Laws; or (f) made any payment in the nature of criminal bribery or any other unlawful payment.

(ii) No Prior Investigations. At no time has any Group Company, Affiliates, predecessors, officers, directors, agents, or other third parties acting on behalf of any Group Company (x) conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any potential noncompliance with any Anti-Corruption Laws, Anti-Money Laundering Laws, or Global Trade Laws and Regulations; or (y) been the subject of current, pending, or threatened investigation, formal or informal inquiry or enforcement proceedings for violations of Anti-Corruption Laws, Anti-Money Laundering Laws, or Global Trade Laws and Regulations or received any notice, request, or citation for any actual or potential noncompliance with any Anti-Corruption Laws, Anti-Money Laundering Laws, or Global Trade Laws and Regulations.

(iii) Government Officials. None of the Group Companies’ officers, directors, or the ultimate beneficial owners of the Principal Holders is a Government Official.

(iv) Sanctions. No Group Company, its Subsidiaries, Affiliates, predecessors, ultimate beneficial owners, officers, directors, employees, agents, or other third parties acting for or on behalf of any Group Company, is currently a Restricted Party. At no time has any Group Company, its Subsidiaries, Affiliates, predecessors, officers, directors, employees, agents, or other third parties acting on behalf of any Group Company, engaged in any direct or indirect dealings or transactions or provided funds to directly or indirectly finance or assist any activities or operations in or with a Restricted Party or Restricted Country (which, in the case of any Person who is a Restricted Party by virtue of inclusion on the U.S. Denied Person List, the U.S. Entity List or the U.S. Unverified List, was in violation of Global Trade Laws and Regulations), or engaged in any direct or indirect dealings or provided funds to directly or indirectly finance or assist any activities or operations with Sudan, individuals ordinarily resident in Sudan, or entities incorporated under the laws of Sudan prior to October 12, 2017, nor is any Group Company or any of its Subsidiaries currently engaged in any such activities.

3.17 Title; Properties.

(i) Title; Personal Property. Each Group Company has good and valid title to all of its respective assets, whether tangible or intangible, in each case free and clear of all Liens, other than Permitted Liens. The foregoing assets collectively represent all assets (including all rights and properties) necessary for the conduct of the business of each Group Company as presently conducted. Except for leased or licensed assets, no Person other than a Group Company owns any interest in any such assets. All leases of real or personal property to which a Group Company is a party are fully effective and afford the Group Company valid leasehold possession of the real or personal property that is the subject of the lease. There are no material facilities, services, assets or properties which are used in connection with the business of the Group, on which the Company is dependent and which are shared with any other Person that is not a Group Company.

(ii) Real Property. No Group Company owns or has legal or equitable title or other right or interest in any real property other than as held pursuant to Leases. Section 3.17(ii) of the Disclosure Schedule sets forth each leasehold interest pursuant to which any Group Company holds any real property (a “Lease”), indicating the parties to such Lease and the address of the property demised under the Lease and the term of the Lease. Each Lease is in compliance with applicable Laws in all material respects, including with respect to the operation of property and conduct of business as now conducted by the applicable Group Company which is a party to such Lease. No Group Company has sublet, assigned or hypothecated its leasehold interest under a Lease. No Group Company uses any real property in the conduct of its business except insofar as it has secured a Lease with respect thereto. The leasehold interests under the Leases held by each Group Company are adequate for the conduct of the business of such Group Company as currently conducted.

3.18 Related Party Transactions. Other than (i) any standard Benefit Plans generally made available to all employees of a Group Company, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) agreements related to the purchase or issuance of the Equity Securities (including restricted share units) of the Company approved by the Board of Directors (and properly documented in the written minute books and records of the Company and previously provided to the Investors or their counsel), there are no agreements, understandings or proposed transactions between any Group Company and any Related Party, no Related Party has any Contract, understanding, or proposed transaction with, or is indebted to, any Group Company or has any direct or indirect interest in any Group Company other than as set forth in Section 3.18 of the Disclosure Schedule, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any Related Party. To the Warrantor’s Knowledge, no Related Party has any direct or indirect interest in any Person with which a Group Company is affiliated or with which a Group Company has a material business relationship (including any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, intellectual or other property rights or services), and no Related Party directly or indirectly competes with, or has any interest in any Person that directly or indirectly competes with, any Group Company (other than ownership of less than two percent (2%) of the stock of publicly traded companies).

3.19 Intellectual Property Rights.

(i) Company IP. To the Warrantors’ Knowledge (but, with respect to patents, trademarks, service marks, and trade names, without having conducted any special investigation or patent or trademark search), each Group Company owns or otherwise has sufficient rights to use, or can obtain on commercially reasonable terms, all Intellectual Property necessary to conduct its business as currently conducted and presently proposed to be conducted by such Group Company without any known conflict with or known infringement of the rights of any other Person. Section 3.19(i) of the Disclosure Schedule sets forth a complete and accurate list of all Company Registered IP for each Group Company.

(ii) IP Ownership. All Company Registered IP is owned by and registered or applied for solely in the name of a Group Company, is valid and subsisting and has not been abandoned and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. No Group Company or, to the Knowledge of the Warrantors, any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Company Registered IP to be invalid, unenforceable or not subsisting. No material Company Owned IP is the subject of any Lien, license or other Contract granting rights therein to any other Person, other than the Permitted Liens. No Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate a Group Company to grant or offer to any Person any license or right to any material Company Owned IP. No Company Owned IP is subject to any proceeding or outstanding Governmental Order or settlement agreement or stipulation that restricts the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of any Group Company’s products or services, by any Group Company. Each Principal has validly and duly irrevocably assigned and transferred to a Group Company any and all of his/her Intellectual Property related to the Business that he/she developed, conceived or reduced to practice in the course of performing services for the Group Company, and there are no outstanding fees, expenses, remuneration or payments or other consideration of whatsoever nature owing to any Principal or any other Person in connection therewith.

(iii) Infringement, Misappropriation and Claims. To the Knowledge of the Warrantors, no Group Company has violated, infringed or misappropriated any Intellectual Property of any other Person, nor has any Group Company received any written notice alleging any of the foregoing. To the Knowledge of the Warrantors, no Person has violated, infringed or misappropriated any Company Owned IP of any Group Company, and no Group Company has given any notice to any other Person alleging any of the foregoing. The Group has not received any notice from any Person challenging the ownership or use of any Company Owned IP by a Group Company.

(iv) Assignments and Prior IP. All inventions and know-how conceived by employees of a Group Company related to the business of such Group Company, which he/she developed, conceived or reduced to practice in the course of performing services for such Group Company, are currently owned exclusively by such Group Company, to the extent permitted by applicable Laws. All employees, contractors, agents and consultants of a Group Company who are or were involved in the creation of any Intellectual Property for such Group Company have executed an assignment of inventions agreement that vests in a Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by applicable Laws. All employee inventors of Company Owned IP have received reasonable reward and remuneration from a Group Company for his/her service inventions or service technology achievements in accordance with all applicable Laws. For the purpose of the Business, it will not be necessary to utilize any Intellectual Property of any such Persons made prior to their employment by a Group Company and none of such Intellectual Property has been utilized by any Group Company, except for those that are exclusively owned by a Group Company. To the Knowledge of the Warrantors, none of the employees, consultants or independent contractors, currently or previously employed or otherwise engaged by any Group Company, (a) is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to such Group Company or to their former employers, or (b) is obligated under any Contract, or subject to any Governmental Order, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies or that would conflict with the business of such Group Company as presently conducted.

(v) Licenses. Section 3.19(v) of the Disclosure Schedule contains a complete and accurate list of the Licenses. The “Licenses” means, collectively, (a) all licenses, sublicenses, and other Contracts to which any Group Company is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from any material Company Owned IP, and (b) all licenses, sublicenses and other Contracts to which any Group Company is a party and pursuant to which such Group Company is authorized to use, exercise, or receive any benefit from any material Intellectual Property of another Person, in each case except for Standard Agreements. The Group Companies have paid all license and royalty fees required to be paid under the Licenses.

(vi) Protection of IP. Each Group Company has taken reasonable and appropriate steps to protect, maintain and safeguard Company Owned IP. Without limiting the foregoing, all current and former officers, employees, consultants and independent contractors of any Group Company and all suppliers, customers, distributors, and other third parties having access to any Company Owned IP have executed and delivered to such Group Company an agreement requiring the protection of such Company Owned IP. To the extent that any Company Owned IP has been developed or created independently or jointly by an independent contractor or other third party for any Group Company, or is incorporated into any products or services of any Group Company, such Group Company has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention.

(vii) No Public Software. No Software included in any Company Owned IP has been or is being distributed, in whole or in part, or was used, or is being used in conjunction with any Public Software in a manner which would require that such Software be disclosed or distributed in source code form or made available at no charge.

3.20 Labor and Employment Matters.

(i) Each Group Company has complied with all applicable Laws in all material respects related to labor or employment, including provisions thereof relating to wages, hours, working conditions, benefits, retirement, social welfare, equal opportunity and collective bargaining. There is not pending or, to the Knowledge of the Warrantors, threatened, and there has not been since the incorporation of each Group Company, any Action relating to the violation or alleged violation of any applicable Laws by such Group Company related to labor or employment, including any charge or complaint filed by an employee with any Governmental Authority or any Group Company.

(ii) Section 3.20(ii) of the Disclosure Schedule contains a true and complete list of each Benefit Plan currently or previously adopted, maintained, or contributed to by any Group Company or under which any Group Company has any Liability or under which any employee or former employee of any Group Company has any present or future right to benefits. Except for required contributions or benefit accruals for the current plan year, no Liability has been or is expected to be incurred by any Group Companies under or pursuant to any applicable Laws relating to any Benefit Plan or individual employment compensation agreement, and, no event, transaction or condition has occurred or exists that would result in any such Liability to any Group Companies. Each of the Benefit Plans listed in Section 3.20(ii) of the Disclosure Schedule is and has at all times been in compliance with all applicable Laws in all material respects, and all contributions to, and payments for each such Benefit Plan have been timely made. There are no pending or, to the Knowledge of the Warrantors, threatened Actions involving any Benefit Plan listed in Section 3.20(ii) of the Disclosure Schedule (except for claims for benefits payable in the normal operation of any Benefit Plan). Each Group Company maintains, and has fully funded, each Benefit Plan and any other labor-related plans that it is required by Law or by Contract to maintain. Each Group Company is in material compliance with all Laws and Contracts relating to its provision of any form of Social Insurance, and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable Laws and Contracts.

(iii) There has not been, and there is not now pending or, to the Knowledge of the Warrantors, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage or any unfair labor practice charge against any Group Company. No Group Company is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral Contract, commitment or arrangement with any labor union or any collective bargaining agreements.

(iv) Schedule III enumerates each Key Employee, along with each such individual’s title. Each such individual is currently devoting all of his or her business time to the conduct of the business of the applicable Group Company. To the Knowledge of the Warrantors, no such individual is subject to any covenant restricting him/her from working for any Group Company. To the Knowledge of the Warrantors, no such individual is obligated under, or in violation of any term of, any Contract or any Governmental Order relating to the right of any such individual to be employed by, or to contract with, such Group Company. No Group Company has received any written notice alleging that any such violation has occurred. No such individual is currently working or plans to work for any other Person that competes with any Group Company, whether or not such individual is or will be compensated by such Person. No such individual or any group of employees of any Group Company has given any notice of intent to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any such individual or any group of employees.

3.21 No General Solicitation. Neither any Group Company, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Sale Shares and the Series D+ Warrants.

3.22 Control Documents. To the Knowledge of the Warrantors, the Control Documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and adequate to establish and maintain the intended captive structure under which Guangzhou WFOE Controls the Guangzhou VIE, through the Control Documents. None of the Warrantors has received any oral or written inquiries, notifications or any other form of official correspondence from any government authorities challenging or questioning the legality or enforceability of any of the Control Documents.

3.23 Compliance with Data Security Laws.

(i) Each Group Company is, and has been, in all material respects in compliance with (i) all applicable PRC and U.S. federal and state laws and regulations relating to data security, cybersecurity, national security, and privacy protection, including, but not limited to, the PRC Cybersecurity Law; PRC National Security Law; PRC Data Security Law; PRC Personal Information Protection Law; PRC Measures on the Administration of Data Security, Cybersecurity Review Measures; PRC Several Provisions on the Management of Automobile Data; California Consumer Privacy Act; California Online Privacy Protection Act; California Civil Code; California Vehicle Code; California Financial Information Privacy Act; U.S. Children’s Online Privacy Protection Act; and regulatory guidelines relating thereto issued by any unit of the PRC government or U.S. federal or state government (collectively, “Data Security Laws”); and (ii) all applicable PRC and U.S. laws and regulations relating to autonomous driving.

(ii) No event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a material violation by any Group Company of, or a material failure on the part of such entity to comply with, Data Security Laws, or (b) may give rise to any material obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature with respect to Data Security Laws.

(iii) Each Group Company possesses licenses and permits to the extent applicable and necessary to comply with Data Security Laws for the collection, processing, use, storage, sharing, transferring, disclosing, and/or dissemination of data by each Group Company in the conduct of its business.

(iv) The transactions contemplated by this Agreement do not, and will not, violate Data Security Laws, privacy policies, terms of use, or contractual obligations relating to the collection, processing, use, storage, sharing, transfer, disclosure, and/or dissemination of data.

3.24 No Prior or Existing Incidents. To the Knowledge of the Warrantors, except as disclosed in the Disclosure Schedule:

(i) no Group Company, nor any director or employee of any Group Company, (a) has been, or is, the subject of any current, pending, or threatened investigation, inquiry, inspection, fine, injunction, rectification order, or other penalty, restriction, or enforcement action by any unit of the PRC government or U.S. federal or state government with respect to Data Security Laws; or (b) has received any notice, request, or citation for any actual or potential noncompliance with Data Security Laws;

(ii) no Group Company, nor any director or employee of any Group Company, has initiated any internal investigation into a suspected or actual material violation of Data Security Laws, nor made any voluntary, directed, or involuntary disclosure to any unit of the PRC government or U.S. federal or state government, with respect to a suspected or actual material violation of Data Security Laws; and

(iii) no Group Company has experienced or suspected an incident of unauthorized access to, exfiltration, disclosure, loss, or leak of the types of data that are subject to special handling under Data Security Laws in each Group Company’s possession and/or control.

3.25 Non-Competition. To the Knowledge of the Warrantors, none of the officers, directors or employees of the Group Company, directly or indirectly, is using any confidential information or trade secrets of the Group Companies to compete with or hold any interest in any Person that directly or indirectly competes with any Group Company.

3.26 Disclosure. The Group Companies have made available to each Investor all the information reasonably available to the Group Companies without unreasonable effort or expense that such Investor has requested in writing.

4. Representations and Warranties of the Investors. Each Investor hereby represents and warrants to the Company, severally and not jointly, that each of the statements contained in this Section 4 is true, accurate and complete as of the date of this Agreement, and that each of such statements shall remain true, accurate and complete from the date of this Agreement to the date of the Closing, with the same effect as if made on and as of the date of the Closing:

4.1 Authorization. Such Investor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of such Investor necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, has been taken or will be taken prior to the Closing. Each Transaction Document has been duly executed and delivered by such Investor (to the extent such Investor is a party), enforceable against such Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.2 Purchase for Own Account. The Sale Shares and the Warrant Shares (as applicable) being purchased by such Investor and the Conversion Shares thereof will be acquired for such Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof. By executing this Agreement, such Investor further represents that such Investor does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Sale Shares and the Warrant Shares, as applicable.

4.3 Status of Investor. Such Investor is either (i) an “accredited investor” within the meaning of the U.S. Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect, under the Securities Act, or (ii) not a “U.S. person” as defined in Rule 902 of Regulation S of the Securities Act. Such Investor is able to fend for itself, has the knowledge, sophistication and experience necessary to make an investment decision like that involved in the purchase of the Sale Shares and the Warrant Shares (as applicable) and can bear the economic risk of its investment in the Sale Shares and the Warrant Shares (as applicable). If other than an individual, such Investor also represents (i) each beneficial owner of Investor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, or (ii) no beneficial owner of Investor is a “US Person” as defined in Rule 902 of Regulation S of the Securities Act.

4.4 Restricted Securities. Such Investor understands that the Sale Shares, the Warrant Shares and the Conversion Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein. The Investor understands that the Sale Shares, the Warrant Shares and Conversion Shares are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, the Investor must hold the Sale Shares, the Warrant Shares and Conversion Shares indefinitely unless they are registered with the SEC and qualified by state authorities or an exemption from such registration and qualification requirements is available. Such Investor acknowledges that the Company has no obligation to register or qualify the Sale Shares, the Warrant Shares and Conversion Shares, or the Ordinary Shares into which it may be converted, for resale. Such Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the Sale Shares, the Warrant Shares and Conversion Shares, and on requirements relating to the Company which are outside of such Investor’s control, and which the Company is under no obligation and may not be able to satisfy.

4.5 No Brokers. Neither such Investor nor any of its Affiliates acting on its behalf has any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Transaction Documents, and none of them has incurred any Liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Transaction Documents or the consummation of the transactions contemplated therein.

4.6 No Public Market. Such Investor understands that no public market now exists for the Sale Shares, the Warrant Shares and Conversion Shares, and that the Company has made no assurances that a public market will ever exist for the Sale Shares, the Warrant Shares and Conversion Shares.

4.7 Legends. Such Investor understands that the Sale Shares, the Warrant Shares and any securities issued in exchange therefor, may bear any one or more of the following legends: (i) any legend set forth in, or required by, this Agreement; (ii) any legend required by the securities Laws of any state to the extent such Laws are applicable to the Sale Shares, the Warrant Shares and the Conversion Shares represented by the certificate so legended; and (iii) the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

4.8 No General Solicitation. Neither such Investor nor any of its officers, directors, employees, agents, shareholders or partners has either directly or indirectly, including through a broker or finder (i) engaged in any general solicitation with respect to the offer and sale of the Sale Shares or Warrant Shares, or (ii) published any advertisement in connection with the offer and sale of the Sale Shares or Warrant Shares.

4.9 Exculpation Among Investors. Such Investor acknowledges that it is not relying upon any person, other than the Warrantors and their respective officers and directors, in making its investment or decision to invest in the Company. Such Investor agrees that neither any Investor nor the respective controlling persons, officers, directors, partners, agents, or employees of any Investor shall be liable to any other Investors for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Sale Shares or Warrant Shares.

4.10 Residence. If such Investor is an individual, then such Investor resides in the state identified in the address of such Investor set forth on the signature page hereto and/or on Schedule IV; if such Investor is a partnership, corporation, limited liability company or other entity, then the office or offices of such Investor in which its principal place of business is identified in the address or addresses of such Investor set forth on the signature page hereto and/or on Schedule IV.

5. Conditions of the Investors’ Obligations at the Closing. The obligations of each Investor, severally but not jointly, to consummate the Closing under Section 2 of this Agreement are subject to the fulfillment, to the satisfaction of such Investor on or prior to the Closing, or waiver by such Investor, of the following conditions:

5.1 Representations and Warranties. Each of the representations and warranties of the Warrantors contained in Section 3 shall have been true and complete in all material respects when made and shall be true and complete in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing (it being understood that, for the representations and warranties that have already been qualified by materiality under Section 3, the “in all material respects” qualifier contained in this Section 5.1 shall be disregarded when determining the accuracy of such representations and warranties), except in either case for those representations and warranties that address matters only as of a particular date, which representations and warranties will have been true and complete in all respects as of such particular date.

5.2 Performance. Each Warrantor shall have performed and complied with all obligations and conditions contained in the Transaction Documents in all material respects that are required to be performed or complied with by them, on or before the Closing.

5.3 Authorizations. All Consents of any competent Governmental Authority or of any other Person that are required to be obtained by any Warrantor in connection with the consummation of the transactions that are required to be consummated prior to the Closing as contemplated by the Transaction Documents (including those related to the lawful issuance and sale of the Sale Shares the Series D+ Warrants and the Warrant Shares, and any waivers of notice requirements, rights of first refusal, preemptive rights, put or call rights with respect thereto) shall have been duly obtained and effective as of the Closing, and evidence thereof shall have been delivered to the Investors.

5.4 Proceedings and Documents. All necessary corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incident thereto shall have been completed, and such Investor shall have received copies of all resolutions approved by the Company’s shareholders and Board of Directors related to the transactions contemplated hereby and by the other Ancillary Agreements and all copies of such other documents as it may reasonably request.

5.5 Memorandum and Articles. The Memorandum and Articles, in the forms attached hereto as Exhibit A, shall have been duly adopted by all necessary action of the Board of Directors and the members of the Company, and such adoption shall have become effective on or prior to the Closing with no alternation or amendment as of the Closing.

5.6 Ancillary Agreements. The Ancillary Agreements shall have been executed by the parties as required thereunder other than such Investor, and delivered to such Investor.

5.7 Non-Disclosure and Non-Competition Undertaking. Each Key Employee shall have duly entered into a non-disclosure and non-competition undertaking in form satisfactory to the Investors, and the Company shall have delivered copies thereof to the Investors.

5.8 No Material Adverse Effect. There shall have been no Material Adverse Effect since the date of this Agreement.

5.9 Closing Certificate. The chief executive officer of the Company shall have executed and delivered to such Investor at the Closing a certificate dated as of the Closing stating that the conditions specified in this Section 5 have been fulfilled as of the Closing.

5.10 Control Documents. None of the Control Documents is terminated, ineffective, non-binding, illegal or unenforceable according to applicable laws effective as of the Closing. Contractual arrangements under the Control Documents have not become invalid, non-binding or unenforceable to establish and maintain the intended captive structure under which the Guangzhou WFOE Controls the Guangzhou VIE, through the Control Documents.

5.11 Additional Issuance. The Company shall have authorized up to 5% additional shares prior to the Closing (or options or restricted share units therefor) for future issuance to employees, officers, directors, consultants or service providers of the Group Companies.

5.12 Opinions of Company Counsel. Such Investor shall have received from each of Cayman counsel, US counsel and PRC counsel for the Company, an opinion, dated as of the date of the Closing, in substantially the forms reasonably agreed with such Investor.

6. Conditions of the Company’s Obligations at Closing. The obligations of the Company to consummate the Closing under Section 2 of this Agreement, unless otherwise waived in writing by the Company, are subject to the fulfillment on or before the Closing of each of the following conditions by each Investor. For the avoidance of doubt, (i) the obligations of each Investor under this Section 6 are several and not joint, (ii) no Investor is responsible in any way for the failure to fulfill any of the following conditions by any other Investor in connection with the transactions contemplated hereby, and (iii) the failure by any Investor to fulfill any of the following conditions shall not in any way affect the obligations of the Company to consummate the Closing under Section 2 in respect of any other Investor.

6.1 Representations and Warranties. The representations and warranties of such Investor contained in Section 4 shall have been true and complete when made and shall be true and complete on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations and warranties will have been true and complete as of such particular date.

6.2 Performance. Such Investor shall have performed and complied with all covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by such Investor on or before the Closing in all material respects.

6.3 Ancillary Agreements. Such Investor shall have executed and delivered the Ancillary Agreements to which such Investor is a party to the Company.

6.4 Sufficient Funds. Such Investor shall have sufficient legal available funds for the payment of its respective purchase price for the Sale Shares or respective loan amount pursuant to the RMB Loan Agreement (as applicable) in full.

6.5 Authorizations. All Consents of any competent Governmental Authority or of any other Person that are required to be obtained by such Investor in connection with the consummation of the transactions contemplated under the Transaction Documents that are required to be consummated prior to the Closing shall have been duly obtained and effective as of the Closing.

7. Covenants; Miscellaneous.

7.1 SAFE Compliance Covenants. Each Party who is a “Domestic Resident” as defined in Circular 37 or is otherwise subject to any of the registration or reporting requirements under applicable SAFE Rules and Regulations in connection with the transactions contemplated under the Transaction Documents, shall use its reasonable best efforts to become or continue to be compliant with all the applicable SAFE Rules Regulations including all reporting and/or registration requirements (including filings of amendments to existing registrations).

7.2 Related Party Transactions. The Key Holders and the Group Companies shall use commercially reasonable efforts to adopt and maintain proper decision-making procedures for transaction between any Group Company and any of its Related Parties (“Related Party Transactions”) and conduct the Related Party Transactions, if such Related Party Transaction is unavoidable, on terms and conditions as favorable to such Group Company as would have been obtainable by it at the time in a comparable arm’s-length transaction with an unrelated party, and is entered in accordance with applicable Laws. In the event any Related Party Transaction is found to have a significant negative impact to the consummation of an IPO of the Company, the Key Holders and the Group Companies shall negotiate with such Related Party in good faith to remove or substantially ameliorate the negative impact to the Company’s public offering plan.

7.3 Reorganization of Yanli Holdings Limited. Mr. Yan LI (as a Principal) shall, and each other Warrantor shall procure Mr. Yan LI to, as soon as practicable after Closing and before the Qualified IPO (as defined in the Memorandum and Articles), (a) terminate the nominee arrangement with Mr. Zhantao Wu in respect of and become the direct or indirect legal owner of (x) 16,000,000 Ordinary Shares and (y) 10 Golden Shares of the Company as currently held by Yanli Holdings Limited, and complete the registration under applicable SAFE Rules and Regulations for such legal ownership; or (b) adopt other arrangement as approved by the Board such that Mr. Yan Li or his Affiliates will legally and beneficially own the (x) 16,000,000 Ordinary Shares and (y) 10 Golden Shares of the Company as currently held by Yanli Holdings Limited in a way in compliance with applicable SAFE Rules and Regulations.

7.4 Material Permits and Qualifications. The Group Companies shall, and each Key Holder shall procure the Group Companies to, as soon as practicable after Closing and before the Qualified IPO, (a) obtain and maintain the Qualification for Surveying and Mapping of Navigation Electronic Maps (导航电子地图制作测绘资质) and the Qualification for Surveying and Mapping of Internet Maps Service (互联网地图服务测绘资质), or in case it is not feasible for the Group Companies to obtain such qualifications, take such other arrangement as approved by the Board to enable the Group Companies to obtain service of navigation electronic maps and internet maps from qualified third party, (b) obtain and maintain the applicable permit for autonomous driving road tests in each city or area where any Group Company has been carried out or will carry out autonomous driving road tests, (c) obtain and maintain temporary car plate for autonomous driving road tests with respect to each autonomous vehicle deployed by any Group Company for autonomous driving road tests, and (d) run online ride-hailing business in a way in compliance with applicable Laws, and specifically, ensure the vehicles and the drivers involved in the ride-hailing business are qualified vehicles and drivers under applicable Laws in respect of ride-hailing business. The Consents described in the foregoing of this Section 7.4 are collectively referred to as the “Requisite Permits.”

7.5 Guangzhou VIE. In the case that the investment structure of Guangzhou VIE is in violation of applicable laws and/or regulations, the Group Companies shall, and each Key Holder shall cause the Group Companies to, adjust the structure of the Group Companies to comply with the applicable laws and regulations. The rights and privileges of the Investor under such newly adjusted structure shall be the same as in the structure of Guangzhou VIE in effect after the Closing and shall not be impaired adversely.

7.6 Post-Closing Covenant. The Key Holders and the Company shall, as soon as practicable after Closing and before the IPO, (a) take all necessary and appropriate measures to eliminate the adverse impact of any historical incompliance with foreign exchange laws (if any) which may have on the IPO, and (b) use best efforts to obtain the oral or written confirmation from 科学城（广州）投资集团公司 and 广州市白云出租汽车集团有限公司 that, the IPO of the Company will give the same effect as the IPO of Guangzhou JV under the shareholders agreement in respect of Guangzhou JV entered into by and among科学城（广州）投资集团公司, 广州市白云出租汽车集团有限公司, Guangzhou VIE and the HK Company on July, 2019 (the “JV Agreement”), and so long as the Company completes the IPO, the Guangzhou VIE and the HK Company shall be released from the compensation and redemption obligations under the JV Agreement, or that 科学城（广州）投资集团公司 and 广州市白云出租汽车集团有限公司 will not exercise the compensation and redemption rights under the JV agreement.

7.7 Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents, provided that except as expressly provided herein, no Party shall be obligated to grant any waiver of any condition or other waiver hereunder.

7.8 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement and the rights and obligations therein may not be assigned by any Warrantor without the prior written consent of the Investors. The Investors may assign or transfer its rights and obligations under this Agreement directly or indirectly (whether by outright transfer, transfer of ownership interests or otherwise) to an Affiliate without the prior written consent of each of the other Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.9 Governing Law. This Agreement shall be governed by and construed under the Laws of the Hong Kong, without regard to principles of conflict of Laws thereunder.

7.10 Dispute Resolution.

(i) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(ii) The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. The seat of arbitration shall be Hong Kong. There shall be one (1) arbitrator. The HKIAC Council shall select the arbitrator, who shall be qualified to practice law in Hong Kong.

(iii) The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section, including the provisions concerning the appointment of the arbitrators, the provisions of this Section shall prevail.

(iv) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(v) The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(vi) The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(vii) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(viii) During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

7.11 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule IV (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

7.12 Survival of Representations and Warranties. The representations and warranties of the Warrantors contained in this Agreement shall survive any investigation made by any Party hereto, and the consummation of the transactions contemplated hereby for a period of twelve (12) months after the Closing, except for the representations and warranties set forth in Section 3.1 to Section 3.6, and Section 3.19, which shall so survive for a period of thirty-six (36) months after the Closing.

7.13 Indemnity.

(i) Each of the Warrantors hereby agrees to jointly and severally indemnify and hold harmless each Investor, and such Investor’s employees, Affiliates, agents and assigns (each, an “Indemnified Party”), from and against any and all Indemnifiable Losses suffered by such Indemnified Party, directly or indirectly, as a result of, or based upon or arising from any misrepresentation or breach of any of the representations or warranties or failure to perform any covenants or agreements, in each case made by any Warrantors in or pursuant to this Agreement or any of the other Transaction Documents.

(ii) Any Indemnified Party seeking indemnification with respect to any Indemnifiable Loss shall give written notice to the party required to provide indemnity hereunder (the “Indemnifying Party”).

(iii) If any claim, demand or Liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall upon the written request of the Indemnified Party, defend any actions or proceedings brought against the Indemnified Party in respect of matters embraced by the indemnity under this Section 7.13. If, after a request to defend any action or proceeding, the Indemnifying Party neglects to defend the Indemnified Party, a recovery against the Indemnified Party suffered by it in good faith shall be conclusive in its favor against the Indemnifying Party, provided, however, that, if the Indemnifying Party has not received reasonable notice of the action or proceeding against the Indemnified Party or is not allowed to control its defense, judgment against the Indemnified Party shall only constitute presumptive evidence against the Indemnifying Party.

(A) If the Indemnifying Party timely notifies the Indemnified Party that the Indemnifying Party desires to defend the Indemnified Party with respect to any third party claims pursuant to paragraph (iii) of this Section 7.13, the Indemnifying Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, such third party claims by all appropriate proceedings, which proceedings shall be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or shall be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof.

(B) If the Indemnifying Party fails to duly notify the Indemnified Party that the Indemnifying Party desires to defend the Indemnified Party with respect to the third party claim pursuant to paragraph (iii) of this Section 7.13, then the Indemnified Party shall have the right to defend, at sole cost and expense of the Indemnifying Party, the third party claims by all appropriate proceedings, which proceedings shall be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or shall be settled at the discretion of the Indemnified Party (but only with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof.

(iv) This Section 7.13 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

(v) Notwithstanding anything to the contrary contained herein, any and all of the claims under this Section 7.13 are subject to the following limitations:

(A) No Indemnified Party shall be entitled to indemnification for any Indemnifiable Losses until the aggregate amount of all Indemnifiable Losses of all Indemnified Parties for all such breaches shall exceed US$500,000 (the “Deductible”), at which time all Indemnifiable Losses incurred that are in excess of the Deductible shall be subject to indemnification hereunder.

(B) The Warrantors shall not be obligated hereunder to indemnify an Investor (or any Indemnified Parties affiliated with such Investor) in respect of any and all Indemnifiable Losses arising from any breach of this Agreement in an amount in excess of one hundred percent (100%) of the Purchase Price or Loan Amount, as applicable, of such Investor, except in the case of any fraud, intentional misrepresentation or willful breach by the Warrantors.

(C) The Warrantors, in no circumstances, shall be liable under the Transaction Documents or with respect to the transactions contemplated hereby for any consequential, exemplary, punitive or special damages, where such damages are asserted by a third party.

(D) No amounts of indemnity shall be payable by the Warrantors as a result of any Indemnifiable Losses arising under this Section 7.13, to the extent it directly arises from or was directly caused by the actions of an Investor or its Affiliates.

(E) Except with respect to any breach of the Key Holders’ full-devotion and non-competition obligations under Section 7.29 hereof and the restrictions on transfer of Equity Securities of the Company by the Key Holders under the Right of First Refusal & Co-Sale Agreement by a Key Holder, the indemnification obligation of the Key Holders shall be secondary and only to the extent the Indemnifiable Losses are not fully recovered to such Indemnified Party by the Group Companies. Notwithstanding anything to the contrary contained herein, each Key Holder’s obligations to indemnify the Indemnified Parties under the Transaction Documents shall in no event exceed the amount received by such Key Holder by disposing of all his, her or its beneficial ownership in the Group Companies at such price as valued by an independent appraiser selected jointly by the Company and the Indemnified Party.

(F) None of the Key Holder’s personal assets, other than the Ordinary Shares, directly or indirectly, held by such Key Holder and valued at the fair market value, shall in any respect be used to satisfy any of the indemnification obligations pursuant to this Section 7.13.

7.14 Rights Cumulative; Specific Performance. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

7.15 Termination.

(i) This Agreement may be terminated at any time prior to the Closing pursuant to the following:

(A) by mutual written consent of the Parties;

(B) by an Investor, if the Closing has not been consummated within sixty (60) days after the signing of this Agreement, due to the reason not attributable to such Investor; or by the Company, if the Closing has not been consummated within sixty (60) days after the signing of this Agreement, due to the reason solely attributable to the Investor;

(C) to the extent between the Company and any Investor, (x) by the Company, by giving written notice to such Investor, if there has been a material misrepresentation or material breach of a covenant or agreement contained in this Agreement on the part of such Investor and such breach, if curable, has not been cured within twenty (20) Business Days of such notice; or (y) by any Investor, by giving written notice to the Company, if there has been a material misrepresentation or material breach of a covenant or agreement contained in this Agreement on the part of any of the Warrantors, and such breach, if curable, has not been cured within twenty (20) Business Days of such notice; or

(D) to the extent between the Company and any Investor, by either the Company or such Investor if, due to change of applicable Laws or otherwise, the consummation of the transactions contemplated hereunder would become prohibited under applicable Laws.

(ii) In the event of termination of this Agreement as provided in Section 7.15(i): (A) this Agreement shall become void and of no further force and effect to the extent among the relevant Parties, except for the provisions under Section 7.9 (Governing Law), Section 7.10 (Dispute Resolution), this Section 7.15(ii), and Section 7.17 (Confidentiality), which shall survive the termination of this Agreement indefinitely or until the latest date permitted by Laws; (B) if any Investor terminates this Agreement pursuant to Section 7.15(i), this Agreement shall be of no further force or effect with respect to such Investor, but it shall continue to be of force and effect with respect to all the other Parties; (C) if the Company terminates this Agreement pursuant to Section 7.15(i), this Agreement shall be of no further force or effect with respect to such Investor in default, but it shall continue to be of force and effect with respect to all the other Parties; and (D) subject to Section 7.13, nothing shall relieve either party from liability for losses resulting from the termination of this Agreement pursuant to Section 7.15(i), nor shall such termination be deemed to constitute a waiver of any available remedy (including specific performance if available) for any breach of a representation, warranty, covenant or agreement under this Agreement.

7.16 Fees and Expenses. Each Party shall bear its own expenses incurred by it in connection with the transaction contemplated hereunder.

7.17 Confidentiality.

(i) The terms and conditions of this Agreement, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, the transactions contemplated hereby and thereby, including their existence, and all information furnished by any Party hereto and by representatives of such Parties to any other Party hereof or any of the representatives of such Parties (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except in accordance with the provisions set forth below.

(ii) Notwithstanding the foregoing, each Party may disclose (i) the Confidential Information to its current or bona fide prospective investors, Affiliates and their respective employees, bankers, accountants or legal counsels who need to know such information, in each case only where such persons or entities are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 7.17, (ii) such Confidential Information as is required to be disclosed pursuant to routine examination requests from Governmental Authorities with authority to regulate such Party’s operations, in each case as such Party deems appropriate in good faith, and (iii) the Confidential Information to any Person to which disclosure is approved in writing by the other Parties. Any Party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 7.17(iii) below.

(iii) Except as set forth in Section 7.17(ii) above, in the event that any Party is requested or becomes legally compelled (including pursuant to any applicable tax, securities, other Laws of any jurisdiction, or any applicable stock exchange rules or regulations) to disclose the existence of this Agreement or any Confidential Information, such party (the “Disclosing Party”) shall provide the other Parties hereto with prompt written notice of that fact and shall consult with the other Parties hereto regarding such disclosure. At the request of any other Parties, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(iv) Notwithstanding any other provision of this Section 7.17, the confidentiality obligations of the Parties shall not apply to: (a) information which a restricted party learns from a third party which the receiving party reasonably believes to have the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (b) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (c) information which enters the public domain without breach of confidentiality by the restricted party.

(v) Notwithstanding the foregoing, without the prior written consent of an Investor, no Party hereto shall (or shall permit any Affiliate thereof to) use, publish or reproduce the name or logo of such Investor or any similar name, trademark or logo in any manner, context or format (including references on or links to websites, in press releases, or in other public announcements).

7.18 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

7.19 Additional Financing. Each of the Investors acknowledges and agrees that, subject to the due authorization and approval pursuant to the then effective shareholders agreement and the Charter Documents of the Company, the Company may conduct the Additional Financing at the Company’s sole discretion and, to the extent applicable, such Investor hereby waives any and all of its pre-emptive right under the Shareholders Agreement and the Charter Documents of the Company with respect to the Additional Financing.

7.20 Amendments and Waivers. Any term of this Agreement (other than Schedule II, Schedule IV and Schedule V which may be updated when any Additional Investor is added to this Agreement) may be amended or waived only with the written consent of each Party. Any amendment, termination or waiver effected in accordance with this paragraph shall be binding upon each of the Parties hereto. Notwithstanding the foregoing, (a) the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party against whom such waiver is sought, and (b) any amendment to this Agreement that affects one Investor but not any other Investor shall only require the written consent of such affected Investor and the Warrantors.

7.21 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

7.22 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

7.23 No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

7.24 Headings and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by, “but not limited to”, (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and “month” means calendar month, (viii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (ix) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (x) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xi) references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, (xii) each representation, warranty, agreement, and covenant contained herein will have independent significance, regardless of whether also addressed by a different or more specific representation, warranty, agreement, or covenant, (xiii) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards, (xiv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (xv) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, and (xvi) all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies).

7.25 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

7.26 Entire Agreement. This Agreement and the Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof.

7.27 Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

7.28 Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under this Agreement and the other Transaction Documents are several and not joint, and no Investor is responsible in any way for the performance or conduct of any other Investor in connection with the transactions contemplated hereby. Nothing contained herein or in any other Transaction Document, and no action taken by any Investor pursuant hereto or thereto, shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to the Investors. Each Investor agrees that no other Investor has acted as an agent for such Investor in connection with the transactions contemplated hereby. Without prejudice to the generality of the foregoing, the Parties hereby acknowledge and agree that (a) the issuance and sale of the Sale Shares of an Investor, the respective Series D+ Warrants (as applicable) to such Investor hereunder is a separate issuance and sale for purposes of this Agreement; and (b) in the event that any Investor is unable to consummate its Closing simultaneously with the Closings of other Investors, the Company and such Investor may effect one or more separate Closings with respect to such Investor at such times as may be agreed by the relevant Parties pursuant to Section 2(b)(i) of this Agreement without affecting the rights and obligations as between the Company and any other Investors hereunder.

7.29 Non-Competition

(i) Each Principal undertakes to the Investors that he shall devote all or substantially all of his working time and attention exclusively to the business of the Group and use his best efforts to develop and promote the business and interests of the Group.

(ii) Each Principal undertakes to the Investors that he shall not, commencing from the date of this Agreement and until two (2) years after the later of (x) the end of his employment with all the Group Companies and (y) the date when he no longer directly or indirectly holds any Equity Securities of the Group Companies, directly or indirectly (i) establish, carry on or be engaged in any activity that directly or indirectly competes with or is similar to the business carried out by any Group Company or (ii) invest or participate in (whether as a partner, shareholder or investor (other than as a holder of less than one percent (1%) of the outstanding capital stock of a publicly traded company)), be a consultant or agent for, work for, provide financial support or security for, or advise, any Person that directly or indirectly competes with any Group Company or carries on any activity similar to the business carried out by any Group Company.

7.30 Tax Matters.

(i) Each Group Company agrees to use reasonable best efforts to (a) provide the Investor with any information as is reasonably available and any tax form reasonably necessary to enable the Investor to prepare any Tax Return and (b) provide the Investor and its tax advisors with reasonable access to each Group Company’s tax advisors in connection with the preparation by the Investor of any such Tax Return.

(ii) The Company shall ensure the Investor will not be required to file any Tax Return to any tax authority of the PRC for the subscription of the Series D+ Preferred Shares pursuant to this Agreement according to the applicable PRC laws in effect as of the date hereof.

(iii) The Company shall use reasonable best efforts to notify the Investor if it becomes aware that there is a reasonable likelihood the Company will become a tax resident in any jurisdiction outside of the Company’s jurisdiction of incorporation.

7.31 Compliance with Data Security Laws. Each Group Company shall be in compliance with Data Security Laws and all applicable laws and regulations relating to autonomous driving. Each Group Company shall possess and retain such licenses and/or permits as are applicable and necessary to comply with Data Security Laws for the collection, processing, use, storage, sharing, transferring, disclosing, and/or dissemination of data by each Group Company in the conduct of its business. Each Group Company shall take all such actions as are required under Data Security Laws or by competent Government Authorities.

7.32 Governance Committee. Within sixty (60) calendar days of the Closing, the Company shall have established a formal governance committee with respect to each Group Company’s compliance with Data Security Laws. The committee shall be composed of competent, qualified, manager-level employees, including the Company’s Data Security Officer (to the extent that a Data Security Officer has been hired within such sixty (60) day time period), General Counsel, and Chief Technology Officer, and shall operate under a written charter setting forth the committee’s mission, authority, responsibilities, composition, meeting frequency, and such other items as are appropriate for a committee charter and be responsible for the establishment of relevant policies, procedures, and controls to ensure compliance with Data Security Laws. The committee shall report to the Company’s Board of Directors.

7.33 Compliance Training. Within sixty (60) calendar days of Closing, the Company shall have (i) conducted one or more in-depth employee training sessions on the topic of compliance with Data Security Laws, which is mandatory for all employees who may handle or otherwise come into possession of sensitive or potentially sensitive data; and (ii) developed a formal compliance training program for recurring, effective compliance training on the topic of compliance with Data Security Laws. Employee attendance shall be recorded and retained for all training sessions.

7.34 Internal Controls. Each Group Company shall, as soon as practical but within sixty (60) calendar days of the Closing, adopt, maintain, and periodically update and improve, its policies, procedures, and controls that are consistent with industry best practices and designed to ensure (i) compliance with Data Security Laws, including mechanisms for reporting, investigating, and remediating alleged or suspected policy violations; and (ii) the safety, security, and integrity of data in each Group Company’s possession and/or control. Each Group Company shall use its best efforts to prevent unauthorized access to, exfiltration, disclosure, loss, or leak of any data in each Group Company’s possession and/or control.

7.35 Disclosure and Information Rights. Each Group Company shall immediately notify and disclose to Investors, to the extent that it relates to Data Security Law and such disclosure is not otherwise prohibited by applicable law, (i) any legal proceeding commenced or threatened (including, but not limited to, litigation, mediation, or arbitration); (ii) any allegation of noncompliance or breach of laws, regulations, policy, procedures, or controls by any unit of PRC government or U.S. federal or state government.

7.36 Retention of Counsel. The Group Companies shall retain, and maintain retention of, the services of one or more qualified and reputable PRC law firm and U.S. law firm with sufficient expertise and experience to advise and assist with respect to compliance with Data Security Laws.

7.37 CFIUS, Sanctions, and Export Controls. Each Group Company shall immediately notify and disclose to Investors if it submits a declaration or joint voluntary notice to, or becomes the subject of any inquiry, investigation, or review undertaken by, or receives any communication from CFIUS. Each Group Company shall immediately notify and disclose to Investors any proposed investment, transaction, or arrangement that could be within the jurisdiction of CFIUS. Each Group Company shall immediately notify and disclose to Investors any known or suspected potential or actual violation of any Anti-Corruption Laws, Anti-Money Laundering Laws, or Global Trade Laws and Regulations. Any Group Company, its Subsidiaries, Affiliates, predecessors, officers, directors, employees, agents, or other third parties acting on behalf of any Group Company, shall not engage in any direct or indirect dealings or transactions or provide funds to directly or indirectly finance or assist any activities or operations in or with a Restricted Party or Restricted Country.

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

COMPANY:

WeRide Inc.

By:	/s/ Xu Han
Name: Xu Han
Title: Director

GROUP COMPANIES:

WeRide Corp

By:	/s/ Yan Li
Name: Yan Li
Title: Director

WeRide Hong Kong Ltd

By:	/s/ Xu Han
Name: Xu Han
Title: Director

SIGNATURE PAGE TO THE SERIES D+ PREFERRED SHARE AND WARRANT PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

GROUP COMPANIES:

Beijing Jingqi Technology Co., Ltd.
(北京景骐科技有限公司) (Seal)

By:	/s/ Xu Han
Name: Xu Han
Title: Legal Representative

Beijing Jingqi Information Technology Co., Ltd.
(北京景骐信息技术有限公司) (Seal)

By:	/s/ Xu Han
Name: Xu Han
Title: Legal Representative

Guangzhou WeRide Technology Co., Ltd. (广州文远知行科技有限公司 ) (Seal)

By:	/s/ Xu Han
Name: Xu Han
Title: Legal Representative

Guangzhou Jingqi Technology Co., Ltd.
( 广州景骐科技有限公司) (Seal)

By:	/s/ Xu Han
Name: Xu Han
Title: Legal Representative

SIGNATURE PAGE TO THE SERIES D+ PREFERRED SHARE AND WARRANT PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

PRINCIPALS:

HAN, Xu

/s/ Xu Han

LI, Yan

/s/ Yan Li

SIGNATURE PAGE TO THE SERIES D+ PREFERRED SHARE AND WARRANT PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

PRINCIPAL HOLDERS:

Tonyhan Limited

By:	/s/ Xu Han
Name: Xu Han
Title: Authorized Signatory

Yanli Holdings Limited

By:	/s/ Yan Li
Name: Yan Li
Title: Authorized Signatory

SIGNATURE PAGE TO THE SERIES D+ PREFERRED SHARE AND WARRANT PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

国开制造业转型升级基金（有限合伙）

By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title: Authorized Signatory

SIGNATURE PAGE TO THE SERIES D+ PREFERRED SHARE AND WARRANT PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

Sailing Innovation Inc

By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title: Authorized Signatory

SIGNATURE PAGE TO THE SERIES D+ PREFERRED SHARE AND WARRANT PURCHASE AGREEMENT

SCHEDULE I-1

List of the Group Companies as Warrantors

SCHEDULE I-2

List of Principals and Principal Holders

Schedule I

SCHEDULE II

Schedule of Investors

Schedule II

SCHEDULE III

List of Key Employees

Schedule III

SCHEDULE IV

Address for Notices

Schedule IV

SCHEDULE V

Capitalization Table

Schedule V

EXHIBIT A

FORM OF MEMORANDUM AND ARTICLES OF ASSOCIATION

Exhibit A

EXHIBIT B

FORM OF SERIES D+ WARRANT

Exhibit B

EXHIBIT C

FORM OF RMB LOAN AGREEMENT

Exhibit C

EXHIBIT D

FORM OF RIGHT OF FIRST REFUSAL & CO-SALE AGREEMENT

Exhibit D

EXHIBIT E

FORM OF SHAREHOLDERS AGREEMENT

Exhibit E

EXHIBIT F

DISCLOSURE SCHEDULE

Exhibit F